Contacts:	Investor Relations	Media Relations
	Mary Ekman	Audrey Lincoff
	206-318-8493	206-318-5013
	mekman@starbucks.com	alincoff@starbucks.com

Starbucks to Acquire Seattle Coffee Company from AFC Enterprises
Seattle’s Best Coffee® and Torrefazione Italia® Brands Provide Significant
Growth Opportunity for Starbucks Foodservice and Grocery Businesses

SEATTLE; April 16, 2003 – Starbucks Corporation (Nasdaq: SBUX) today announced that it has entered into an agreement to acquire Seattle Coffee Company, which includes the Seattle’s Best Coffee® (SBC) and Torrefazione Italia® Coffee (TI) brands, from AFC Enterprises, Inc. (Nasdaq: AFCE).

The Company intends to further develop both brands and maintain the distinct coffee flavor profiles that SBC and TI customers enjoy. This transaction supports Starbucks long-term strategy to expand and build upon its leadership position in the super premium coffee segment within foodservice and grocery businesses by providing a multiple brand growth opportunity.

“Acquiring the SBC and TI brands provides us an opportunity to launch the next phase of our specialty coffee growth,” said Howard Schultz, Starbucks chairman. “Both SBC and TI offer superb specialty coffees that are distinct from Starbucks flavor profiles. These brands will allow us to satisfy the desires of consumers with an affinity for the smooth flavors of SBC coffees and distinctive Italian recipes of Torrefazione Italia coffees, while focusing on expanding the demand for these types of specialty coffees.”

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Seattle Coffee Company has built a strong wholesale business with both the SBC and TI brands. Whole bean and ground coffees under these brands are currently sold to supermarkets and foodservice accounts comprising approximately 12,000 points of national distribution, including more than 5,000 supermarkets.

The $72 million all-cash, stock purchase transaction is expected to close within 90 days, subject to certain conditions and standard regulatory review. Starbucks expects integration costs related to the acquisition will reduce fiscal 2003 earnings by approximately $0.01 per share. Accordingly, the Company has adjusted its fiscal 2003 earnings per share target to $0.66-$0.67 from $0.67-$0.68. The acquired business is expected to contribute positively to earnings beginning in fiscal year 2004 and the Company believes it will be an important contributor to Starbucks stated earnings per share growth goal of approximately 20 – 25% over the next three to five years. Other terms of the agreement were not disclosed.

As part of the transaction, Starbucks will acquire Seattle Coffee Company’s subsidiaries, Seattle’s Best Coffee LLC and Torrefazione Italia LLC, comprised of 129 company-operated and franchised Seattle’s Best Coffee locations and 21 company-operated Torrefazione Italia locations in the U.S. and Canada. Following the acquisition, all existing agreements will continue to apply and govern the relationship with the SBC franchisees in the U.S. and Canada. Immediately prior to closing, SBC’s franchise agreements for retail locations in Hawaii, SBC’s existing international markets and on U.S. military bases will be assigned to AFC.

“By joining Starbucks, the world’s premier purveyor of specialty coffee, we will be able to grow and expand our product lines into new markets and venues,” said Steve Schickler, president of Seattle Coffee Company. “Starbucks has built a culture that is founded on deep respect and admiration for coffee, people and for all communities that they serve.”

“These values align well with the culture we have championed at Seattle Coffee Company,” continued Schickler, “therefore we anticipate this move to be very positive for our customers and fans of our signature coffee flavors.”

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Seattle’s Best Coffee (SBC) was founded in 1970 and is one of the oldest brands in the domestic specialty coffee business. All coffees are selected from some of the highest quality Arabica beans throughout the world, and are roasted using Northern European roasting techniques. SBC produces a complete line of whole bean and ground coffees including Organic and Fair Trade coffees as well as flavored coffees.

The Torrefazione Italia Coffee brand, founded in 1986, mirrors the unique roasting preferences of various Italian regions. These classic Italian coffees are known for their full bodied, highly aromatic and intense flavor. Torrefazione whole bean coffees include Venezia™, Milano™, Perugia™, Palermo™, Montecatini™, Roma®, Sardegna™ and Napoli™.

About Starbucks
 Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with more than 6,000 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot™ coffee drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s other brands enhance the Starbucks Experience through best-of-class products: Tazo Tea Company offers a line of innovative premium teas, and Hear Music produces and distributes a line of exceptional compact discs.

Forward-Looking Statements
 This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including affect on fiscal 2003 earnings per share, anticipated integrated costs, contribution to earnings in future fiscal years, trends in, or expectations regarding, the Company’s operations and financial results, are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, coffee and other raw material prices and availability, successful execution of internal performance and expansion plans, the effect of slowing U.S. and international economies, economic ramifications of the war in the Middle East, the impact of competition, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Security and Exchange Commission.

Seattle Coffee Company media contact: Carol Rogalski, 206-254-7142, crogalski@afce.com AFC media contact: Michelle Conlon, 770-353-3079, mconlon@afce.com AFC investor relations contact: Felise Kissell, 770-353-3086, fkissell@afce.com

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